Exhibit 10.2

[BLOCKBUSTER LETTERHEAD]

March 19, 2007

John F. Antioco

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Dear Mr. Antioco:

Blockbuster Inc. (“Blockbuster”) and you previously entered into an Employment Agreement dated June 18, 2004 (the “2004 Employment Agreement”), pursuant to which you serve as Chairman of the Board and Chief Executive Officer of Blockbuster and a member of the Board. The 2004 Employment Agreement was subsequently amended as of March 19, 2005, and as of November 29, 2006. Paragraph 20 of the 2004 Employment Agreement provides that the Employment Agreement may be amended, modified, or terminated only by a written document signed by you and a duly authorized officer of Blockbuster.

Blockbuster and you now desire to amend and restate the Employment Agreement in its entirety as set forth herein (the “Amended and Restated Employment Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blockbuster and you agree to the following terms and conditions of the Amended and Restated Employment Agreement providing for your temporary continued employment and the conclusion of your employment from Blockbuster:

(1) Term. Your employment hereunder shall continue until December 31, 2007, unless concluded prior to that date (a) due to your disability or death pursuant to Paragraph 8 or Paragraph 10, respectively, or (b) because Blockbuster, in its sole discretion, gives you 30 days’ written notice of the required resignation of your employment and your membership on the Board of Directors of Blockbuster (the “Board”), which notice shall not be given prior to June 1, 2007, nor any later than December 1, 2007. You agree to resign from your membership on the Board effective as of the date of the conclusion of your employment for any reason. In the event your employment is terminated by you (other than due to your disability or death), you will not be entitled to receive any payments, benefits or awards that as of the date of your termination of your employment are unpaid, unvested or unaccrued. The term “Employment Term” as used herein means the period commencing on the Effective Date and ceasing on the last day of your employment with Blockbuster or any affiliate thereof for all purposes under this Amended and Restated Employment Agreement, and the “Effective Date” means the date set forth at the top of this Amended and Restated Employment Agreement.

(2) Duties. During the Employment Term, you agree to devote such time, attention and energies to the business of Blockbuster as are reasonably requested by the Board. You will be Chairman of the Board and Chief Executive Officer of Blockbuster, and a member of the Board. You shall report directly and exclusively to the Board and shall have the duties and

John F. Antioco

Amended and Restated Employment Agreement

responsibilities consistent with the positions set forth above in a company the size and nature of Blockbuster. During the Employment Term, you shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, subject to your obtaining Board approval before beginning any such service, to serve on civic, charitable, educational, religious, public interest or public service boards (including, without limitation, Boys & Girls Clubs of America) and to manage your personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of your duties and responsibilities hereunder. Your principal place of business shall be at Blockbuster’s headquarters in the Dallas, Texas metropolitan area.

(3) Compensation.

(a) Salary: For all the services rendered by you in any capacity hereunder, Blockbuster agrees to pay you the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for calendar year 2007 (“Salary”), payable in accordance with Blockbuster’s then effective payroll practices. In the event your employment is concluded prior to December 31, 2007, the amount of Salary you receive for 2007 will be governed by Paragraph 9 below.

(b) Bonus Compensation: Notwithstanding anything to the contrary in the Senior Executive STIP, your bonus for calendar year 2006 shall be $3,052,500.00, which amount will be paid to you as soon as administratively practicable on or after the date this Amended and Restated Employment Agreement is executed by the parties. In addition to your Salary for 2007, you shall be entitled to receive bonus compensation for 2007 under this Amended and Restated Employment Agreement (“Bonus”). Notwithstanding anything to the contrary in the Senior Executive STIP, your Bonus for calendar year 2007 shall be $2,025,000.00. In the event your employment is concluded prior to December 31, 2007, the amount of Bonus you receive for 2007 will be governed by Paragraph 9 below.

(c) Deferred Compensation: In addition to your Salary and Bonus for 2007, you shall earn, for 2007, an additional amount (“Deferred Compensation”), the payment of which (together with the return thereon as provided in this Paragraph 3(c)) shall be deferred until the time specified in Paragraph 8, 9, or 10, as applicable. The amount of your Deferred Compensation for the 2007 calendar year shall be payable at the annualized rate of One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00). In the event your employment is concluded prior to December 31, 2007, the amount of Deferred Compensation you receive for 2007 will be governed by Paragraph 9 below. Deferred Compensation shall be credited to a bookkeeping account maintained by Blockbuster for your account, the balance of which account shall periodically be credited (or debited) with the deemed positive (or negative) return calculated in the same manner and at the same times, as the deemed return on your account is determined under Blockbuster’s excess 401(k) plan, as such plan may be amended from time to time (it being understood and agreed that, if at any time during which your Deferred Compensation account remains payable, your excess 401(k) account balance is distributed to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your excess 401(k) account was notionally invested immediately prior to its distribution). Blockbuster’s obligation to pay the Deferred Compensation, including the return thereon provided for in this Paragraph 3(c), shall be an

John F. Antioco

Amended and Restated Employment Agreement

unfunded obligation to be satisfied from the general funds of Blockbuster. For all purposes of this Amended and Restated Employment Agreement, “Deferred Compensation” shall include any amounts denominated as “Deferred Compensation” or “deferred compensation” (plus any return thereon) under any previous employment agreement between you and Blockbuster. For the avoidance of doubt, you and Blockbuster recognize that, pursuant to that certain amendment, dated March 19, 2005, to your 2004 Employment Agreement, no amount of Deferred Compensation was earned by, or credited to, you or for your benefit in respect of the period (i) beginning on the first day of the first payroll period of Blockbuster commencing on or after May 1, 2005, and (ii) ending on the last day of the last payroll period ending on or before December 31, 2005.

(d) Other Incentive Compensation: During the Employment Term, you will not receive any other equity-based compensation awards, deferred compensation awards, or bonus awards other than as specifically provided herein. Provided, however, this Paragraph 3(d) should not be interpreted to result in the forfeiture of any previously granted awards.

(4) Benefits. During the Employment Term, you shall be entitled to participate in such medical, dental and life insurance, retirement and other plans as Blockbuster may have or establish from time to time on terms and conditions no less favorable than those applicable to other “covered employees” for purposes of 162(m) (the “162(m) Executives”) of the Internal Revenue Code of 1986, as amended (the “Code”). The foregoing, however, shall not be construed to require Blockbuster to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Amended and Restated Employment Agreement so long as such amendments or terminations apply uniformly to other 162(m) Executives. It is further understood and agreed that all benefits you may be entitled to as an employee of Blockbuster, the amounts of which are dependent upon the amount of your compensation, shall be based upon your Salary and Deferred Compensation, as set forth in Paragraphs 3(a) and (c) hereof, and not upon any Bonus compensation due, payable or paid to you hereunder, except where the applicable benefit plan expressly provides otherwise. You shall be entitled to four (4) weeks vacation per year.

(5) Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to other 162(m) Executives.

(6) Perquisites. During the Employment Term you shall be entitled to a car allowance of One Thousand One Hundred Dollars ($1,100) per month and access to privately chartered aircraft on terms comparable to those in effect at the time Blockbuster owned and operated its own aircraft. In addition, during the Employment Term, you shall be entitled to perquisites at least as favorable as those provided to other 162(m) Executives.

(7) Exclusive Employment, Confidential Information, Etc.

(a) Non-Competition. You agree that, except as provided in Paragraph 2, your employment hereunder is on an exclusive basis and that during the period you are actually employed by Blockbuster and continuing until December 31, 2008 (the “Non-Compete Period”),

John F. Antioco

Amended and Restated Employment Agreement

you will not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with any business that Blockbuster is in or may enter into during the period you are employed by Blockbuster, nor shall you make any investments in any company or business competing with Blockbuster; provided, however, that nothing herein shall prevent you from investing as a less than one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. In addition, you agree that, except as provided in Paragraph 2, while you are employed by Blockbuster under this Amended and Restated Employment Agreement, you will not engage in any other business activity which is in conflict with your duties and obligations hereunder.

(b) Confidential Information. You agree that you shall not, during the Employment Term or any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Blockbuster or any of its affiliates (except as you determine in good faith may be required in the performance of your duties hereunder) and that you will comply with any confidentiality obligations of Blockbuster to a third party. Anything herein to the contrary notwithstanding, the provisions of this Paragraph 7(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Amended and Restated Employment Agreement, including, but not limited to, the enforcement of this Amended and Restated Employment Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to your violation of this Paragraph 7(b), or (iv) as to information that is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(c) No Solicitation. You agree that, during the Non-Compete Period, you shall not, directly or indirectly:

(i) employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Blockbuster or any of its affiliates; or

(ii) knowingly interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of Blockbuster or any of its affiliates with any customer, supplier or consultant.

(d) Blockbuster Ownership. The results and proceeds of your services to Blockbuster hereunder, including, without limitation, any works of authorship related to Blockbuster resulting from your services during your employment with Blockbuster and/or any of its affiliates and any works in progress, shall be works-made-for-hire and Blockbuster shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Blockbuster determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any rights which

John F. Antioco

Amended and Restated Employment Agreement

do not accrue to Blockbuster under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Blockbuster, and Blockbuster shall have the right to use the same in perpetuity throughout the universe in any manner Blockbuster determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Blockbuster and at Blockbuster’s sole expense, do any and all things which Blockbuster may deem useful or desirable to establish or document Blockbuster’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services to Blockbuster that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph 7(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Blockbuster of any rights of ownership to which Blockbuster may be entitled by operation of law by virtue of Blockbuster or any of its affiliates being your employer.

(e) Litigation. You agree that, during the Employment Term and continuing until the end of the Non-Compete Period, and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent you determine in good faith is necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Blockbuster or any of its affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Blockbuster or Blockbuster’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith are related to such litigation or other proceeding, you shall promptly so notify Blockbuster’s counsel. You agree to cooperate, in a reasonable and appropriate manner, with Blockbuster and its attorneys, both during and after the conclusion of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the conclusion of your employment to the extent Blockbuster pays all expenses you incur in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by you in good faith) with your personal or professional schedule.

(f) No Right to Give Interviews or Write Books, Articles, Etc. During the Employment Term, except as authorized by Blockbuster or as you in good faith determine is appropriate in the performance of your duties hereunder, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Blockbuster or any of its affiliates or any of their officers, directors, agents, employees, suppliers or customers.

John F. Antioco

Amended and Restated Employment Agreement

(g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Blockbuster or any of its affiliates shall remain the exclusive property of Blockbuster. You shall return such property that is in your possession or control promptly after receipt of a written request from Blockbuster. Anything to the contrary notwithstanding, nothing in this Paragraph 7(g) shall prevent you from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to your compensation or relating to reimbursement of expenses, information that you reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to your employment.

(h) Non-Disparagement. During the Employment Term and continuing until the end of the Non-Compete Period, (i) you agree not to make any public statement that is intended to or could reasonably be expected to disparage Blockbuster, and (ii) Blockbuster agrees that it shall not, and it shall cause each 162(m) Executive and director of Blockbuster not to, make a public statement that is intended to or could reasonably be expected to disparage you. Notwithstanding the foregoing, nothing in this Paragraph 7(h) shall prevent any person from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Amended and Restated Employment Agreement, including, but not limited to, the enforcement of this Amended and Restated Employment Agreement or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(i) Injunctive Relief. Blockbuster has entered into this Amended and Restated Employment Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of Paragraphs 7(a) through (h) hereof will result in irreparable damage to Blockbuster, and, accordingly, Blockbuster may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Blockbuster. Blockbuster acknowledges and agrees that any violation of Paragraph 7(h) will result in irreparable damage to you, and, accordingly, you may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraph, in addition to any other remedies available to you.

(j) Survival; Modification of Terms. The obligations under Paragraphs 7(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the conclusion of your employment hereunder. You and Blockbuster agree that the restrictions and remedies contained in Paragraphs 7(a) through (i) are reasonable and that it is your intention and the intention of Blockbuster that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if

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Amended and Restated Employment Agreement

some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

(8) Incapacity. In the event you become disabled within the meaning of such term under the Blockbuster Short-Term Disability (“STD”) program and the Blockbuster Long-Term Disability (“LTD”) program that apply to the 162(m) Executives, and in which you participate, at the time of such disability, you will receive compensation under the STD program in accordance with its terms. Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive the following, the payment of which will be in accordance with the provisions of Paragraph 22:

(i) Salary through the end of the month in which benefits commence under the LTD program;

(ii) Bonus compensation for the calendar year in which benefits commence under the LTD program, in an amount equal to your Bonus, pro-rated for the period from the beginning of such year through the date such benefits commence;

(iii) Deferred Compensation for the calendar year in which benefits commence under the LTD program, pro-rated for the period from the beginning of such year through the date such benefits commence, and Deferred Compensation attributable to prior years, payable, in each case, together with the return thereon as provided in Paragraph 3(c), prior to January 31st of the calendar year following the calendar year in which benefits commence under the LTD program or such later date as may be determined pursuant to Paragraph 22;

(iv) the exercisability of all stock options and/or stock appreciation rights which have not become exercisable on or prior to the date on which benefits commence under the LTD program will be accelerated and such stock options and/or stock appreciation rights, together with all stock options and/or stock appreciation rights granted to you which are exercisable on or prior to the date on which such benefits commence, will be exercisable until 30 months after December 31, 2007, or, if earlier, the expiration date of such stock options and/or stock appreciation rights. For the avoidance of doubt, in the event of any subdivision or consolidation of outstanding shares of Blockbuster stock, spin-off, declaration of dividends payable in stock, other stock split, other recapitalization or capital reorganization, the adoption by Blockbuster of any plan of exchange or any distribution to stockholders, any corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, or any similar transaction, all stock options and/or stock appreciation rights which remain exercisable will be treated in accordance with Article IX of the Blockbuster Inc. 2004 Long-Term Management Incentive Plan as such provision is written as of the Effective Date; provided, however, that, except as provided in Paragraph 22, the exercise period of any stock option or stock appreciation right shall not be limited due to any stock dividend, acquisition of stock, spin-off, acquisition of property or stock split;

(v) the immediate vesting and (if applicable) payment or distribution of all other equity or equity-related awards, including, without limitation, all restricted share

John F. Antioco

Amended and Restated Employment Agreement

units (“Restricted Units”) granted to you pursuant to Paragraph 3(e) of your 2004 Employment Agreement and any other restricted stock awards, restricted stock units or deferred stock units; and

(vi) any amounts, payments, entitlements or benefits earned, accrued or owing to you but not yet paid, including any incentive payments earned for performance periods that have ended.

Subject to Paragraph 22, Bonus compensation under this Paragraph 8 shall be paid by February 28th of the year(s) following the year as to which such Bonus compensation is payable. Except as provided herein, you will not receive Bonus compensation for any portion of a calendar year(s) during the Employment Term that you receive compensation and benefits under the LTD program in respect of such period. For any period (including a portion of a calendar year) in respect of which you receive compensation and benefits under the LTD program, such compensation and benefits and the Bonus compensation and Deferred Compensation provided under this Paragraph 8 are in lieu of Salary, Bonus and Deferred Compensation under Paragraphs 3(a), (b) and (c).

(9) Conclusion of Employment on December 31, 2007, or Pursuant to Notice by Blockbuster.

(a) Payments. In the event that your employment is concluded (A) on December 31, 2007, because this Amended and Restated Employment Agreement expires pursuant to Paragraph 1, or (B) on an earlier date because Blockbuster gives you a notice of required resignation pursuant to Paragraph 1(b), you shall be entitled to receive the following amounts, which shall be paid at the time set forth in Paragraph 9(b):

(i) your Salary through December 31, 2007;

(ii) Bonus compensation for 2007, in an amount equal $2,025,000.00;

(iii) Deferred Compensation for calendar year 2007, in an amount equal to $1,450,000.00, and Deferred Compensation attributable to prior years, payable, in each case, together with the return thereon as provided in Paragraph 3(c) (for the avoidance of doubt, you and Blockbuster recognize that, pursuant to that certain amendment, dated March 19, 2005, to your 2004 Employment Agreement, no amount of Deferred Compensation was earned by, or credited to, you or for your benefit in respect of the period (A) beginning on the first day of the first payroll period of Blockbuster commencing on or after May 1, 2005, and (B) ending on the last day of the last payroll period ending on or before December 31, 2005);

(iv) a payment equal to $4,987,500.00;

(v) except as provided in Paragraph 22, the exercisability of all stock options and/or stock appreciation rights which have not become exercisable on or prior to the date of the conclusion of your employment will be accelerated and such stock options and/or stock appreciation rights, together with all stock options and/or stock appreciation rights granted

John F. Antioco

Amended and Restated Employment Agreement

to you which are exercisable on or prior to the conclusion of your employment, will be exercisable until thirty (30) months following December 31, 2007. For the avoidance of doubt, in the event of any subdivision or consolidation of outstanding shares of Blockbuster stock, spin-off, declaration of dividends payable in stock, other stock split, other recapitalization or capital reorganization, the adoption by Blockbuster of any plan of exchange or any distribution to stockholders, any corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, or any similar transaction, all stock options and/or stock appreciation rights which remain exercisable will be treated in accordance with Article IX of the Blockbuster Inc. 2004 Long-Term Management Incentive Plan as such provision is written as of the Effective Date; provided, however, that, except as provided in Paragraph 22, the exercise period of any stock option or stock appreciation right shall not be limited due to any stock dividend, acquisition of stock, spin-off, acquisition of property or stock split;

(vi) the immediate vesting and (if applicable) payment or distribution of all other equity or equity-related awards, including, without limitation, all Restricted Units granted to you pursuant to Paragraph 3(e) of your 2004 Employment Agreement and any other restricted stock awards, restricted stock units or deferred stock units; and

(vii) any amounts, payments, entitlements, or benefits earned, accrued or owing to you but not yet paid, including any incentive payments earned for performance periods that have ended.

Notwithstanding the foregoing, in the event your resignation is required prior to December 31, 2007, because Blockbuster gives you a notice of required resignation pursuant to Paragraph 1(b), Paragraphs 9(a)(i), 9(a)(ii), and 9(a)(iii) will read as follows: (i) your 2007 Salary through the date that is the midpoint date between the date of the conclusion of your employment and December 31, 2007; (ii) Bonus compensation for 2007, in an amount equal to $2,025,000.00 multiplied by the number of days from January 1, 2007 through the date that is the midpoint between the date of the conclusion of your employment and December 31, 2007, and divided by 365; (iii) Deferred Compensation for calendar year 2007, in an amount equal to $1,450,000.00 multiplied by the number of days from January 1, 2007 through the date that is the midpoint between the date of the conclusion of your employment and December 31, 2007, and divided by 365, and Deferred Compensation attributable to prior years, payable, in each case, together with the return thereon as provided in Paragraph 3(c). Paragraphs 9(a)(iv) through 9(a)(viii) will continue to read as set forth above regardless of the reason your employment with Blockbuster ends.

(b) Time of Payment. The dollar amounts payable pursuant to Paragraph 9(a) shall be promptly paid to you in a single lump sum cash payment immediately following the conclusion of your employment; provided, that payment of such lump sum and any other amounts payable pursuant to Paragraph 9(a) shall be delayed until the time permitted pursuant to Paragraph 22.

(10) Death. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive the following, which shall be paid in accordance with Paragraph 22:

John F. Antioco

Amended and Restated Employment Agreement

(i) Salary through the end of the month in which the death occurs;

(ii) Bonus compensation for the calendar year in which the death occurs, in an amount equal to your Bonus, pro-rated for the period from the beginning of such year through the date the death occurs;

(iii) Deferred Compensation for the calendar year in which the death occurs, pro-rated for the period from the beginning of such year through the date of death, and Deferred Compensation attributable to prior years, payable, in each case, together with the return thereon as provided in Paragraph 3(c), prior to January 31st of the calendar year following the calendar year in which the death occurs or such later date as may be determined pursuant to Paragraph 22;

(iv) the exercisability of all stock options and/or stock appreciation rights which have not become exercisable on or prior to the date on which the death occurs, will be accelerated and such stock options and/or stock appreciation rights, together with all stock options and/or stock appreciation rights granted to you which are exercisable on or prior to the date on which the death occurs, will be exercisable until 30 months after December 31, 2007, or, if earlier, the expiration date of such stock options and/or stock appreciation rights. For the avoidance of doubt, in the event of any subdivision or consolidation of outstanding shares of Blockbuster stock, spin-off, declaration of dividends payable in stock, other stock split, other recapitalization or capital reorganization, the adoption by Blockbuster of any plan of exchange or any distribution to stockholders, any corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, or any similar transaction, all stock options and/or stock appreciation rights which remain exercisable will be treated in accordance with Article IX of the Blockbuster Inc. 2004 Long-Term Management Incentive Plan as such provision is written as of the Effective Date; provided, however, that, except as provided in Paragraph 22, the exercise period of any stock option or stock appreciation right shall not be limited due to any stock dividend, acquisition of stock, spin-off, acquisition of property or stock split;

(v) the immediate vesting and (if applicable) payment or distribution of all other equity or equity-related awards, including, without limitation, all Restricted Units granted to you pursuant to Paragraph 3(e) of your 2004 Employment Agreement and any other restricted stock awards, restricted stock units or deferred stock units; and

(vi) any amounts, payments, entitlements, or benefits earned, accrued or owing to you but not yet paid, including any incentive payments earned for performance periods that have ended.

(11) Other Provisions.

(a) Full Settlement. Except as otherwise specifically provided in this Amended and Restated Employment Agreement, the payments provided for in Paragraphs 8, 9, or 10 above are in lieu of any severance or income continuation or protection under any Blockbuster plan that may now or hereafter exist. The payments and benefits to be provided

John F. Antioco

Amended and Restated Employment Agreement

pursuant to Paragraphs 8, 9, or 10, as applicable, shall be in consideration of that certain Settlement Agreement and Mutual Release between Blockbuster Inc. and John Antioco, dated March __, 2007 (the “Settlement Agreement”).

(b) Termination of Benefits. Except as required by law, coverage under all of Blockbuster benefit plans and programs will terminate upon the conclusion of your employment.

(c) No Mitigation/Offset. In the event of the conclusion of your employment, you shall be under no obligation to seek other employment and there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain. Blockbuster’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Amended and Restated Employment Agreement shall not be affected by any offset, counterclaim or other right that Blockbuster may have against you for any reason.

(12) Equal Opportunity Employer. You acknowledge that Blockbuster is an equal opportunity employer. You agree that you will comply with Blockbuster policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

(13) Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by registered mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and, in the case of Blockbuster, to the attention of the General Counsel of Blockbuster. Any notice given by mail shall be deemed to have been given three days following such mailing.

(14) Assignment. This Amended and Restated Employment Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) and assigns. No rights or obligations of Blockbuster under this Amended and Restated Employment Agreement may be assigned or transferred by Blockbuster except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Blockbuster is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Blockbuster, provided that the assignee or transferee is the successor to all or substantially all of the assets of Blockbuster and such assignee or transferee assumes the liabilities, obligations and duties of Blockbuster, as contained in this Amended and Restated Employment Agreement, either contractually or as a matter of law. Blockbuster further agrees that, in the event of a sale or liquidation of all or substantially all of its assets as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Blockbuster hereunder. No rights or obligations of yours under this Amended and Restated Employment Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or operation of law. In the event of your death or a judicial determination of your incompetence, the compensation and benefits due to you under this Amended and Restated Employment Agreement shall be paid to your estate or legal representative, as the case may be, and any references in this Amended and Restated

John F. Antioco

Amended and Restated Employment Agreement

Employment Agreement to you shall be deemed to refer, where appropriate, to your estate or other legal representative or to your beneficiary or beneficiaries.

(15) Texas Law, Etc. This Amended and Restated Employment Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas applicable to contracts entered into and performed entirely therein. Any action to enforce this Amended and Restated Employment Agreement shall be brought in the state or federal courts located in the State of Texas.

(16) Indemnification. During the Employment Term and thereafter, Blockbuster agrees to indemnify and hold you and your heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of Blockbuster, or your service in any such capacity or similar capacity with an affiliate of Blockbuster or other entity at the request of Blockbuster, both prior to and after the Effective Date, and to promptly advance to you or your heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by you or on your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by Blockbuster. During the Employment Term and thereafter, Blockbuster also shall provide you with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other 162(m) Executives. If you have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which you may request indemnity under this provision, you will give Blockbuster prompt written notice thereof; provided, that the failure to give such notice shall not affect your right to indemnification. Blockbuster shall be entitled to assume the defense of any such proceeding and you will use reasonable efforts to cooperate with such defense. To the extent that you in good faith determine that there is an actual or potential conflict of interest between Blockbuster and you in connection with the defense of a proceeding, you shall so notify Blockbuster and shall be entitled to separate representation at Blockbuster’s expense by counsel selected by you (provided that Blockbuster may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with Blockbuster’s counsel and minimize the expense of such separate representation to the extent consistent with your separate defense. Blockbuster shall not be liable for any settlement of any proceeding effected without its prior written consent.

(17) No Implied Contract. Nothing contained in this Amended and Restated Employment Agreement shall be construed to impose any obligation on Blockbuster to renew this Amended and Restated Employment Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Amended and Restated Employment Agreement.

John F. Antioco

Amended and Restated Employment Agreement

(18) Entire Understanding. Except as expressly set forth herein, this Amended and Restated Employment Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto. This Amended and Restated Employment Agreement may be amended, modified or terminated only by a written document signed by you and a duly authorized officer of Blockbuster specifically referencing the provision or provisions being amended, modified or terminated. Any waiver by any person of any provision of this Amended and Restated Employment Agreement shall be effective only if in writing and signed by the person against whom enforcement of the waiver is sought. For any waiver or modification to be effective, it must specifically refer to this Amended and Restated Employment Agreement and to the terms or provisions being modified or waived. No waiver of any provision of this Amended and Restated Employment Agreement shall be effective as to any other provision of this Amended and Restated Employment Agreement except to the extent specifically provided in an effective written waiver. This Amended and Restated Employment Agreement shall supersede the provisions of any plan, policy, agreement, award or other arrangement of Blockbuster or any of its predecessors or affiliates that is inconsistent with or otherwise in conflict with any provision of this Amended and Restated Employment Agreement to the extent the applicable terms of this Amended and Restated Employment Agreement are more favorable to you.

(19) Void Provisions. If any provision of this Amended and Restated Employment Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, it shall be modified to the extent necessary to be enforceable (provided the modifications reflect the original intent of the parties) and, if not enforceable under applicable law, the same shall be deemed stricken from this Amended and Restated Employment Agreement and shall in no way affect any other provision of this Amended and Restated Employment Agreement or the validity or enforceability of this Amended and Restated Employment Agreement.

(20) Deductions and Withholding. All amounts due and benefits or property provided under this Amended and Restated Employment Agreement, including, without limitation, Salary, Bonus compensation, Deferred Compensation and payment of Restricted Units, shall be paid or provided less applicable deductions and subject to applicable withholdings as may be required under applicable law.

(21) Supersedes Previous Agreement. With respect to the period covered by the Employment Term, this Amended and Restated Employment Agreement supersedes and cancels your employment agreement with Blockbuster dated July 15, 1999, as amended (your “1999 Agreement”) and your 2004 Employment Agreement with Blockbuster; provided, that you shall be entitled to receive all accrued obligations under the 1999 Agreement, the 2004 Employment Agreement, or any other plan or agreement; and provided, further, that any provision of this Amended and Restated Employment Agreement that specifically is effective prior to the Effective Date shall supersede and cancel any inconsistent provision or term of any prior agreements relating to your employment by Blockbuster. Notwithstanding the foregoing, the provisions relating to stock options granted to you under Viacom’s LTMIP in your 1999

John F. Antioco

Amended and Restated Employment Agreement

Agreement and the side letter dated December 21, 2001 from William A. Roskin shall remain in full force and effect.

(22) Miscellaneous. In the event any payment or benefit under this Amended and Restated Employment Agreement would result in taxation under section 409A of the Code, the Company shall modify the terms of any payment or provision of any benefits under the Amended and Restated Employment Agreement to the limited extent necessary to avoid the imposition of taxes on you pursuant to section 409A of the Code, provided that such modification does not materially increase the cost of such payments or benefits to the Company. In addition, no payment or benefit shall be made prior to the earliest date that you no longer constitute a “covered employee” for purposes of section 162(m) of the Code if such delay would result in Blockbuster being entitled to take a deduction with respect to such payment that would not be deductible absent such delay.

[SIGNATURE PAGE FOLLOWS]

John F. Antioco

Amended and Restated Employment Agreement

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Amended and Restated Employment Agreement to the undersigned for execution on behalf of Blockbuster; after this Amended and Restated Employment Agreement has been executed by Blockbuster and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

BLOCKBUSTER INC.

By:	/s/ Larry J. Zine
Name: Larry J. Zine
Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ John F. Antioco

Dated:	March 19, 2007